Exhibit 99.2

Tidewater Inc.

Tidewater Inc. presentation delivered at the J.P. Morgan Inaugural Energy Equity Conference on 06/29/2016.

Sean: Good afternoon, everyone. We're going to move along with the afternoon session. On behalf of the energy team at J.P. Morgan, let me thank everyone for making this week a great success.

First up for the afternoon we have Tidewater. Tidewater is one of the largest providers of offshore service vessels to the offshore drilling industry. Despite the challenging operating environment, the company has managed to maintain healthy margins through disciplined cost management.

We're joined today by Joe Bennett, Executive VP and Chief Investor Relations Officer, as well as Chief Financial Officer, Quinn Fanning. Quinn joined Tidewater as Executive VP and CFO in 2008 following a long career in investment banking at Citi.

Please welcome Joe and Quinn.

Joe Bennett: Thanks, Sean. It really is a pleasure to be here and at the first Energy Equity Conference, and especially considering it's the afternoon of the third day of a three-day conference, we appreciate people's interest in Tidewater.

As we begin all, and most public companies, begin all their presentations with forward looking statements, will you please take that into consideration as Quinn and I provide you some information and updates on Tidewater today?

The first thing that we start with, and we've had this slide now for a bit of time. Frankly our strategy and our focus has been during this challenged market, which has been in place for a year or two. It has been pretty consistent. I'll walk through what our strategy and focus has been, and what results we've had in regards to that focus.

First and foremost, always with our company is providing safe, efficient and compliant operations. I'm not sure who would stand up here and tell you any different about their own operations. But, we take specifically safety and compliance to heart at Tidewater, and have been talking about it with investors first, with customers first.

Anyone that wants to listen to Tidewater, we will talk safety first. What have the results been? We put up the best safety results in company history this past fiscal year. We're a March fiscal year end, so we just completed our fiscal '16 year.

With that, a TRIR of .08. That maybe, in and of itself, doesn't mean much to you. It means a lot to us. It's the lowest in our 60 years of company history. We had no lost time accidents where an individual couldn't show up for work the next day or on his next hitch. That's important from a customer standpoint.

Foremost, it's important from a personal standpoint, the environment, our assets themselves, customers, our insurance program. It has been a big cost savings for us at a time when it's important to keep costs under control. That will continue. The emphasis on that.

Our new fleet, anyone that has followed Tidewater maybe over the last 50 or 60 years knows that in the last 10 or 15 years we've totally replaced and enhanced our fleet. We went into the year 2000 with a strategy of, "The time is right to start replacing boats that had been built, and bought and acquired by us primarily in the late '70s, early '80s."

We began that process. So, today, we sit, or at least at March 31st with a 192 active vessels in our fleet with an average age of just under nine-years-old.

What we call smart stacking in regards to assets that aren't as in demand today given the reduced demand for OSVs globally. Many including ourselves have gone to stacking equipment. And the smart stacking part of that is prior significant down turns in the '80s the vessels weren't anywhere near as complicated, as sophisticated as they are now with electronics, etc.

So, back then it was much easier to stack a vessel, put it in the weeds, wait for the market to recover, return those assets to work. It's not true today with the more sophisticated equipment. So, we're spending probably a little bit more on a daily basis in stacking the equipment.

Maintaining it, so that when the business does turn around and we believe that it will turn around that we will be in better shape to return those assets to work in a quicker fashion and for less money than maybe what others that are not maintaining their assets quite as well. Geographic diversity, we are by far the most geographic diverse OSV operator in the world and that continues today.

We are dispersed throughout the globe and actually report in four distinct geographic segments, which you'll see in a minute as you will on all of these. We'll have a slide that relates to all of these topics. The obvious, staying close to customers. We have a very solid customer base of NOCs, IOCs, others, independents, majors, national oil companies, etc.You'll see a pie chart that shows that we're very equally distributed amongst those groups, which I think bodes well especially during downturns.

Probably the most interesting topic that you hear of continuously these days is, "What are you doing to cut costs?" The revenue line is not something that we necessarily can control, but the things that we can control are our operating costs, our G&A costs
We have been very proactive in cutting those costs. As compared to the June of '14 quarter -- and we picked that quarter because that was, at least, the last peak period for us -- our headcount is down almost 30 percent today from what it was then. Our vessel OPEX is down 55 percent, and G&A is down 28 percent.

Are we finished? I would suggest not, that we will have more headcount reductions as we stack equipment, and crew cost is our most prominent operating cost. We reduce the crew size, we impact our shore-based operations, our corporate office, etc., and that will continue to take place as needed as we work our way through this challenged market.

The other thing we did in reducing costs, if you want to call it that, is our CapEx program. We were finishing our new build program as this downturn began a year or two ago. What we've done over the past year is to reduce our capital commitments by  10 vessels.

You'll see in a second, we still, at March 31st, had six vessels left under construction, but we reduced it by  10, providing $76 million in progress payment refunds, which still is in progress, of us getting those refunds back, and $145 million of reduced future CapEx. What is left, as of March 31st, is six vessels under construction with a net CapEx number that should be paid out over the next year to probably five quarters, of only $37 million.

Again, you'll see a slide in a second that shows how dramatically less that is today and expected going forward than what it was over the past five to 10 years.

I'll let Quinn cover most of this when he gets up, but maintaining our balance sheet and having adequate liquidity to deal with these industry uncertainties, everybody has their own opinion as to where we are in this market. How deep have we already gone? Are we going further down? Are we leveling out? When will it return?

So, liquidity is very important for all of us. We have $678 million of cash on our balance sheet, including we drew down our entire revolver, $600 million, in mid-March, in order to provide us adequate liquidity, not that we need it today, and Quinn will cover all of this. We have one debt covenant that we are dealing with, our EBITDA to Interest Coverage Covenant with our banks and our note holders.

We stopped our dividend and share repurchases back in February. So, as you think about cash outflows for our company, it's very limited. You see the very limited number of CapEx. We have very, very limited debt maturities. Again, you'll see a slide that depicts exactly what our scheduled debt maturities are over the next couple of years. And again, no dividends and stock buybacks.

We have an experienced management team to lead us through this, and an experienced board to help lead us through this, again, challenged market.

That's what we have done, and what we will continue to do. What we won't do is every bit as important. We're not, as I mentioned before, going to compromise on safety. We will not compromise on our compliance program. As we operate in 50, 60 countries of the world, each with their own respective laws and regulations that we have to adhere to, we do not cut corners on these matters.

We will not jeopardize the fleet integrity and the capability, being able to return those vessels at the right time, nor will we compromise service to our customers. So, there are no shortcuts when any of these are concerned.

We have one slide on safety that shows the progression of our total recordable incident rate, which has considerably come down. We compare ourselves here to Dow, Chevron and Exxon Mobil, companies that are very well known for having good safety initiatives, and they do. And they, too, show a dramatic improvement in their safety records.

And Tidewater, in the orange bar, which you see we don't even have the information on those others for calendar 2015, but it's very impressive to see a boat company that operates in the high seas, a moving platform, perform better than those that are primarily on stable platforms.  So, again, continued priority for us.

Let's talk about what drives our business. Plain and simple, it's easy to say commodity prices do. They do, ultimately. Spending by our customers certainly drives it, but more specifically, the offshore rig activity is what truly drives our business, not that every boat of ours or our competitors are working directly for rigs.

The majority usually are, but we also are exposed to the construction business and the seismic business and so forth.

But, looking at this, it explains pretty easily what you have seen in the time frame of '08, '09, if you can see this. The jackup count back in '08, '09 took a pretty good dip. The floater market did not.

The deep water market just continued on, almost unabated through that time frame, and then we saw the recovery after the financial crisis, to where the jackup market, the number of working rigs, jackup and floaters kind of peaked, and then what's happened in the last year or so.

It's been a dramatic fall, and the first time that we've seen the floater market, the deep water market, which so many of the industry's boats had been built to, have really taken a hit this go around. We were just talking to Sean about what their estimate is on a go-forward basis for this rig count, and everybody has their own estimates.

We hope and believe that we're bottoming, or that the rig market is bottoming out. This is not in regards to what kind of day rates they may get on these rigs. All we care about, we don't much care what day rate they get. We just want the drill bit turning.

Hopefully we will see this graph stabilize as we progress forward over the next year or two, but this is truly what drives our business.

This is a graph that shows Tidewater's fleet and when it was delivered. With the dotted line being anything before that had been built or acquired, older than 25 years ago.

And what you see there is very, very minimal numbers. We're now down to eight, what we'll call nicely, traditional vessels, that have an average age of 27 years old, but more importantly, 184 new assets, and our definition of new is post-2000, with a little less than an eight-year average age on those.

If you compare that to the global industry of OSVs, you see, at least to the right of the dotted line, a pretty similar general picture, a big buildup in our industry, as most went through their rebuilding process of "out with old, in with new." To the left, you do see a greater number of old boats.

There's no doubt, in today's market, those 600 to 650 boats that are in gold to the left of that line are not being utilized today, certainly not in normal operations, and don't believe that they will ever work again. And there'll be their share of ones to the right of the line, especially post-1990, '95, '96, that possibly may not work again.

Here is Tidewater, pure OSVs. This excludes things like crew boats, offshore tugs. These are core platform supply vessels, anchor-handling towing supply vessels. So, we are still the largest in the world today. Here are our top five competitors. While I don't name them, you can take your guesses at who they are.

But, the point of the slide is there are very limited numbers, and it falls off the cliff pretty quickly from a sheer size standpoint, the number of OSV operators in the world. The most important column on this is not the first five or six, but the last one. We operate, whether we like it or not, in a very fragmented industry, and there'll probably be four or five hundred competitors that have, on average, five boats, globally.

So, as people think about consolidation in our business, will there be consolidation through this downturn? We believe that there will be. Whether it proves to be a game-changer from the standpoint of returning day rates and pushing day rates, it's very difficult when you're in as fragmented a business as the OSV business is.

Where are we in the world? So, here's our four segments. First off, here's the boots on the grounds. This is where we're located all over the world with our own people, not working through agents, but with Tidewater personnel scattered around the world.

And I'll click through all of these quickly, but these are the four regions and how many active vessels we have operating in each of these respective regions, led by sub-Saharan Africa and Europe, with the largest number. Almost 50 percent of our active fleet count is located there.

Next in line would be the Americas, which is equally in numbers, between the US Gulf of Mexico and Brazil for Tidewater, but an even larger number in Mexico, on the Mexico side of the Gulf of Mexico, so pretty evenly spread throughout the Americas.

The MENA region has been probably our most stable region in the world, from the standpoint of vessel count and utilization, and rig count, in that respective region of the world, and Asia-Pac, which has really shrunk pretty considerably for everyone, given the reduced rig count in that region of the world.

As I mentioned before, this totals to 192 active vessels and 77 additional stacked vessels, at the end of March.

Again,our defensive mechanism for ourselves and others to reduce costs and to remove excess capacity, although it may be temporary, remove excess capacity of vessels from the worldwide fleet. We share this with most in our industry that have employed this same strategy of stacking equipment and removing it from the active marketable fleet.

Here's the pie chart I mentioned earlier, and the split. Pretty equally split between revenues being generated by super majors, NOCs and others, groups of construction companies, independent E&Ps, etc. We also have a box there, and this is moving slightly, but about 55 to 60 percent of our revenue is derived directly from drilling activity, where the boat is working directly for a drilling rig.

The other 40 to 45 percent now is non-drilling related, so production work, construction work, things like that. I'll still go back to where I began, that the major driver of our business is that offshore rig count, because usually that rig count will lead to either more seismic work, construction work, or production work at the same time.

Here's our report card of what we have done over the past 10 to 15 years. This is the largest, most modern OSV fleet in the industry, 248 total vessels. In addition, you'll see the next slide, where we have, as I mentioned before, six more under construction that should be delivered within the next year or so.

The remaining net book values, and the average net book values on these respective amounts. $3.3 billion of net book value. The original cost of these is in excess of five billion dollars that we invested again over the past 10 to 15 years.

Here's the six deep water PSVs that are remaining under construction. Again, we have six at the end of the March. We had six other additional vessels that were under construction, but they are options on our part to either accept or not to accept.

The expectation is, we, in all probability, will not accept those. So, as I mentioned, that $35 million of net CapEx number earlier in the presentation, that's what I was talking about. What we owe on these, net of the refunds that we will get on those other options, as they are not exercised.

Lastly, before I turn it over to Quinn, this has been our CapEx over the past 10 or so years. And you see where we got up to five and six hundred million dollars almost annually through this construction period, and where we are today.

So, what you see, or can barely see, in the orange columns in fiscal '17 and '18 are very very minimal numbers, that represents that net 35 or so million dollars of net CapEx that are required related to those six vessels.

With that, I'll turn it over to Quinn. And, he'll cover more of the financial side of this. Thank you.

Quinn Fanning: Thank you, Joe. They usually only give me two or three slides. It's fewer things to mess up. I guess before I got started, I just wanted to thank the J.P. Morgan team. Sean, thanks for the introduction.

Certainly, I spend a lot more time with banks and bondholders these days than I historically have. I certainly appreciate the constructive view that the J.P. Morgan organization has had on the energy and energy services space.

I don't know if any of you saw Jamie Diamond's speech yesterday, but I appreciate hearing every once in a while that there are capital providers out there that are looking to work with the industry on a through-cycle basis.

We're certainly going through one of the rougher patches in the company's history. This, too, shall pass. The question of timing of recovery and pace of recovery is an open question.

I thought I'd spend a little bit of my time talking about the company's capital structure and balance sheet in particular, and to some extent, the state of our discussions with our banks and bondholders, some of which I addressed on our last earnings call.

You can see here our balance sheet as of March 31st. It's somewhat bloated by the draw on the revolving credit facility in March, which was a step that was taken with some hesitation by the company, but really, a recognition that we are looking at a multiyear downturn in the industry.

At least from my perspective, the bridge to the other side has always been liquidity, and whether that has held in the form of cash on our balance sheet, or access to a revolving credit or other facility. Not that we're indifferent, but we knew we needed one or the other. Having not successfully completed our amendment discussions with our banks and note holders, thought this was the prudent step to take.

Nonetheless, you can see that, as a result of the draw, our total debt and net debt is about $2.1 and $1.4 billion, respectively, sitting on top of a shareholders' equity of about $2.3 billion, or a little less than $50 a share, as compared to our current trading price that has been bouncing between $4 and $5 over the last couple of weeks or months.

You can see in just about any other time period, mid-30s, debt to total cap, for an energy services company would probably have been considered middle of the fairway, if not on the conservative side of things.

It seems in the current market, a dollar's-worth of debt is too much. But, we recognize that the market should recover, and will recover at some point. Our job, as a management team, is to make sure that we do get to the other side.

I think when you look at our balance sheet, it probably helps to look at it in some context. Joe talked a little bit about the industry dynamics, and our response to it. Clearly, with our quarterly revenue at its peak, closing in on $400 million, and last quarter, being at a bit over $180 million, the drop in activity levels and OSV revenue opportunities has dropped dramatically.

Our response has likewise been dramatic. As Joe highlighted, we have taken about $400 million out of the cost structure on an annualized basis. That's a combination of staff reductions, stacking of underutilized vessels, and deferring maintenance on those vessels.

There will be some “pig in the pipe” that develops in regards to that deferred maintenance, but we still think that's the right decision to make. Our basic strategy, operating-wise, is to market and operate a fleet that can maintain 70-plus percent utilization. We think that is economic.

We certainly are more focused on cash operating margin than return on capital these days. Our primary objective is to live within our means operationally.

And the cost cuts that we have had, as painful as they've been, with nearly a 30 percent drop in staff, significant wage reductions at all levels of the company, the elimination of the dividend, obviously. This is all about living within our means.

As a second priority, we have through the draw  on the revolver, and hopefully completing some negotiations with our various creditor classes, we'll have enough liquidity to get to the other side. What is that used for? As Joe highlighted, we have relatively modest remaining CapEx on what is now five vessels.

Still be delivered at a grand total of about $30 million on a net basis. We have $30-some million in refunds that are expected on terminated vessel contracts that are backed up by bank letters of credit. We'll receive that money over the next couple of quarters as well.

But, the name of the game for us to get to the other side. That liquidity hoard, if you will, covers that modest CapEx. And it covers scheduled debt maturities because now and the scheduled maturity of our bank credit facility in June of 2019.

But again, the company had a tough message to give at the end of the fiscal year, when we reported March results. We've been working for a long time to renegotiate the debt agreement to address the EBITDA interest covenant, which is embedded in the bank facility, and a couple of other elements of our capital structure.

I would like to think that  is doable. We have a 75-day runway that was granted in connection with our filing of our financial statements, which takes us out to mid-August, when we would otherwise be reporting June 30th results.

But I think, the elements of a transaction should be obvious. We've tried to telegraph that in our public filings. But, the status of things today, we have a completely unsecured capital structure. That is somewhat unusual in the energy and energy services space.

And clearly, as various debt capital providers have tried to reduce their exposure, and tighten up their exposures that they do have, there's probably some combination of securitization of that capital structure, or granting of security.

Clearly, the banks and others would like to see some reduction exposure. The company is open-eyed in terms of what is required to get a deal done here. But really, the trade-off from the company's perspective is we're going to secure up the capital structure, reduce our available liquidity.

We just want to make sure that we have a reasonable amount of operational and financial flexibility that gets us to the other side. We've made some tough decisions in terms of staffing, with 2,500 job reductions.

Like in many situations, if you're trying to get to the other side of a river that you don't know how wide it is or how deep it is, there's some things that you unfortunately can't bring along with you. But, the mission is to get to the other side.

As I said before, I think the bridge there is liquidity. And I think, we'll have it in one scenario or the other. Hopefully, we will have something to report between now and August 14th when we report financial results on the debt negotiations.

But, where we sit today is the capital structure is relatively simple. It's three key creditor constituencies in terms of the banks, the private placement note holders and a modest amount of financing associated with our Troms acquisition. But, importantly, most of the scheduled maturities is not until our fiscal '20.

And that includes the $600 million revolving credit facility which, in some sense, is backed up by the cash in our balance sheet, a $300 million bank term loan. And basically between now and then, there's an aggregate of about $200 million of maturities that are scheduled between December of '17, December of '18, and March of '19.

And clearly between the $30 million of CapEx, and the $200 million of scheduled maturities, we have more than enough liquidity to address that, particularly if you subscribe to my view that we have made the needful cuts to operating expenses and G&A, and the dividend, obviously to live within our means operationally.

So what is the company focused on beyond? The financial side of the house, as Joe talked about. First and foremost is to maintain the operational excellence that has been what we built the brand around. That includes the safety record, and compliance efforts.

We are an international company. I should say we operate internationally. As an American company, there's certain rules that we live within, and that's part of the culture at this point.

Customers, we believe, if they see some improvement in commodity prices, and just as importantly, stability in commodity prices as we get into the second half of this year, hopefully have some greater confidence during their budgeting season.

The hope and expectation is that the offshore space bottoms in calendar '17, and really in the second half of '17, and into '18, we'll hopefully see some burning off the excess capacity that's been created in the rig and boat space.

But first and foremost, we need to know what the customer's plans are, and hopefully when jobs do become available, are captured by Tidewater, at least based on our historical market share, and maybe a little bit better than that.

Certainly, the industry is fluid at this point. If you talk to customers today, they're not sure what their drilling plans will be. I don't think that's tactics in terms of negotiations as much as it is they're really trying to sort out what makes sense long-term.

They all recognize at some point, they'll have to shift to reserve replacement. The province for reserve replacement, certainly for the IOCs, is going to be in the deep water. We expect to be there to support them at the time that they become more active.

And again, on the debt and credit side, mission number one from my perspective is to make sure the company is living within its means operationally, and has the liquidity available to it to make sure that we can cover CapEx, schedule debt maturities, and have a reasonably large contingency reserve.

Because we really don't know how long the downturn will last, and ultimately, when the upturn will take place, and at what speed. But, flexibility is the name of the game from my perspective. That's what we've been focused on over the last number of months.

I hope we'll have something to report back to you in the coming weeks or months in regards to the bank and bondholder discussions. With that, I think I'll stop and see if we have any questions.

Sean: So we have time for maybe one or two questions. Quinn and Joe, as we think about where we stand today in terms of the industry’s appetite for boats, say a boat to rig ratio, how do you think that can change as we go towards...let's say we bottom by '17, when the recovery gets underway?

How can that dynamic change depending on where the recovery takes place from a geographic or depth perspective?

Quinn: There's smarter people than I am in terms of forecasting commodity prices, but I think it's a middle to fairway expectation that the back half of this year will see some continued relief.

As you look to the offshore which is a higher cost proposition for the IOCs, clearly there is shallow water development that works in the mid to high 30s, or mid-water development that works in the 40s, and deep water starts to become attractive with a five handle on it.

On that basis and with the commodity price forecast that is I believe consensus like I said before, we would expect bottoming in the offshore space to be in calendar '17, and some improvement beyond in the rig and boat space as the excess capacityis burned off.

In very simple terms, we think the market works at plus or minus 600 working rigs. That is north of the 480 clearly where we are today, but substantially south of the 720 that we peaked at in the summer of '14. As you try and derive demand and supply demand balance in the boat space, I think that the market can support with 600 working rigs, plus or minus 2,500 OSVs.

We believe that 600-ish of the 3,300 stated supply are essentially irrelevant to the market today as 25-year-old vessels or older. We likewise believe that a number of the particularly Asian built vessels will never be delivered. Some of them will be, and if you ask 10 people you get 10 different answers. Our view is that it's 200 to 250 of the vessels under construction ultimately see the light of day.

If you run that math through your cabacaba cabacaba machine, that would suggest that there's probably 10 to 15 percent excess capacity in the boat space even with a better demand profile.

This is going to take some time to burn off, but we do take some comfort in the fact that if you believe in global economic growth at even some modest level, and decline curves in the 3.3, 3.4 percent zip code, there's four million barrels that need to be added to the daily production slate over the next couple of years for the world to be adequately supplied.

That's really the basis in which we see a bottoming in '17, and a recovery that takes place in the 18 months thereafter.

Sean: It sounds like you feel good about no major shift in the boat to rig ratio during that time. Fairly stable there. Really more it's around recovery and rig activity. At 600, is that sufficient you think to get pricing in the boats space?

Quinn: Yeah, I would say that's blowing and going, but that is a stable market. One that I think will surprise to the upside when it gets a momentum in part because the number of vessels that have been stacked by us and other will not be free to reactivate.

And certainly, there are operators who are willing to work at a cash break even today or a modest cash margin, provided they have regulatory papers or they're in class.

It's a different decision for them once they have run out of papers which happens every 30 months, to spend one to three million dollars to activate a vessel. At some point, the customer's are going to have to incentivize the vessel owners to reactivate equipment as the market improves. And that's why the way we manage our stack fleet is what we believe ultimately a competitive advantage.

Sean: Gentlemen, thank you.

Quinn: Thank you, Sean.

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